Loan and Security Agreement

by and between

CONGRESS FINANCIAL CORPORATION (SOUTHWEST)

as Lender

and

BAYOU STEEL CORPORATION and

BAYOU STEEL CORPORATION (TENNESSEE)

collectively, as Borrower

Dated: April 18, 2001

8.10 Bank Accounts	41
8.11 Accuracy and Completeness of Information	41
8.12 Solvency	41
8.13 Subsidiaries’ Stock	41
8.14 Survival of Warranties; Cumulative	41

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS	42

9.1 Maintenance of Existence	42
9.2 New Collateral Locations	42
9.3 Compliance with Laws, Regulations, Etc	42
9.4 Payment of Taxes and Claims	43
9.5 Insurance	43
9.6 Financial Statements and Other Information	44
9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc	45
9.8 Encumbrances	46
9.9 Indebtedness	46
9.10 Revolving Loans, Investments, Guarantees, Etc	47
9.11 Dividends	48
9.12 Transactions with Affiliates	48
9.13 Additional Bank Accounts	48
9.14 Extraordinary Transactions	49
9.15 Adjusted Net Worth	49
9.16 Compliance with ERISA	49
9.17 Costs and Expenses	50
9.18 Lessor Waivers	51
9.19 Blocked Account Agreement	51
9.20 Further Assurances	51

SECTION 10. EVENTS OF DEFAULT AND REMEDIES	52

10.1 Events of Default	52
10.2 Remedies	54

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS;
GOVERNING LAW	55

11.1 Governing Law; Choice of Forum; Service of Process;
Jury Trial Waiver	55
11.2 Waiver of Notices	56
11.3 Amendments and Waivers	57
11.4 Waiver of Counterclaims	57
11.5 Indemnification	57

SECTION 12. TERM OF AGREEMENT; MISCELLANEOUS	58

12.1 Term	58
12.2 Notices	60
12.3 Partial Invalidity	60
12.4 Successors	60
12.5 Confidentiality	61
12.6 Entire Agreement	61
12.7 Nonapplicability of Article 5069-15.01 et seq	62
12.8 Waiver of Consumer Rights	62
12.9 Oral Agreements Ineffective	62
12.10 Limitation on Enforceability	62

Exhibit 4.1

LOAN AND SECURITY AGREEMENT

     This Loan and Security Agreement (the “Agreement”) dated April 18, 2001 is entered into by and among Congress Financial Corporation (Southwest), a Texas corporation (“Lender”) and Bayou Steel Corporation, a Delaware corporation (“Parent”) and Bayou Steel Corporation (Tennessee), a Delaware corporation (“Bayou (Tennessee)” and together with Parent, individually and/or collectively, jointly and severally, “Borrower”).

W I T N E S S E T H:

     WHEREAS, Borrower has requested that Lender enter into certain financing arrangements with Borrower pursuant to which Lender may make loans and provide other financial accommodations to Borrower; and

     WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

     All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other Person herein, shall include their respective successors and assigns. The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. Unless otherwise specified, a reference to a particular section or subsection shall be a reference to such section or subsection of this Agreement. The word “including” when used in this Agreement shall mean “including, without limitation”. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Lender, if such Event of Default is capable of being cured as determined by Lender. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

     1.1 “Accounts” shall mean all present and future rights of Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

     1.2 “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one percent (1%)) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

     1.3 “Adjusted Net Worth” shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below and excluding the effect of any extraordinary gains or losses and further excluding any non-cash losses relating to discontinuance of subsidiaries), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to: (a) the difference between: (i) the aggregate net book value of all assets of such Person and its subsidiaries, after deducting from such book values all appropriate allowances in accordance with GAAP (including all allowances for doubtful receivables, obsolescence, depreciation and amortization) and (ii) the aggregate amount of the Indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals) plus (b) Indebtedness of such Person and its subsidiaries which is subordinated in right of payment to the full and final payment of all of the Obligations on terms and conditions acceptable to Lender plus (c) the net proceeds of each preferred stock issuance of Borrower, but only if the preferred stock in question was deducted above.

     1.4 “Applicable Eurodollar Rate” shall mean the Adjusted Eurodollar Rate plus the Applicable Margin.

     1.5 “Applicable Margin” shall mean, with respect to any Interest Period for Eurodollar Rate Loans and for Prime Rate Loans, the rate per annum set forth opposite the 30 Day Average Excess Availability column heading below, subject to a .25% reduction (such Applicable Margin not to be below .00%) if Borrower achieves a ratio of Fixed Charge Coverage of 1.1 to 1.0 for so long as Borrower maintains such ratio:

30 Day Average Excess Availability	Prime Rate Margin	Eurodollar Rate Margin
$30,000,000 or greater	.00	2.00
$15,000,000 to $29,999,999.25		2.25
Under $15,000,000.50		2.50

The Applicable Margin for any date shall be determined by reference to the 30 Day Average Excess Availability as measured from the last day of immediately preceding month.

     1.6 “Applicable Prime Rate” shall mean the Prime Rate plus the Applicable Margin.

     1.7 “Availability Reserves” shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrower or any Obligor or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof), (b) to reflect Lender’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect, (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof, (d) to reflect any reduction of the value of the Inventory based on the appraisals of the Inventory to be provided pursuant to Section 7.3(d) hereof, (e) to reflect any adverse change in the Inventory mix or type of Borrower, (f) to reflect that dilution with respect to the Accounts for any period (based on the ratio of (i) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (ii) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, (g) to reflect the number of days the turnover of the Inventory for any period has changed in any material respect, or (h) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default. The amount of any Availability Reserves established by Lender pursuant to clauses (a) through (h) above shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve, as determined in good faith by Lender.

     1.8 “Blocked Accounts” shall have the meaning set forth in Section 6.3(a) hereof.

     1.9 “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of Texas, and a day on which the Reference Bank and Lender are open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

     1.10 “Change of Control” shall be deemed to have occurred if the Owners shall cease to beneficially own securities of Parent representing in the aggregate at least 51% of the combined voting power of Parent’s then outstanding securities. For purposes of this definition, a Person shall be deemed to “beneficially own” a security if such Person, directly or indirectly, has the power to vote, or to direct the voting of, such security.

     1.11 “Closing Date” shall mean the date on which all conditions precedent specified in Section 4 have been satisfied or waived in writing by Lender.

     1.12 “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

     1.13 “Collateral” shall have the meaning set forth in Section 5 hereof.

     1.14 “Consolidated” shall mean, as to any Person, as applied to any financial or accounting term, such term determined on a consolidated basis for such Person and its recourse subsidiaries in accordance with GAAP (except as otherwise required herein). When used in connection with Borrower, “Consolidated” shall mean, as applied to any financial or accounting term, such term determined on a consolidated basis for Borrower and its Recourse Subsidiaries in accordance with GAAP (except as otherwise required herein).

     1.15 “Consolidated EBITDA” shall mean, with respect to Borrower and its Recourse Subsidiaries, computed on a Consolidated basis for any period in accordance with GAAP below (but excluding the effect of any extraordinary gains or losses, non-cash losses resulting from the lower of cost or market test, and any non-cash losses relating to discontinuance of subsidiaries), the sum of (i) net income for such period, (ii) interest expense for such period, (iii) Federal, state and local income and franchise taxes deducted from revenue in determining such net income, (iv) depreciation, amortization and allowance for doubtful accounts deducted from revenue in determining such net income and (v) non-cash charges associated with mill rolls and bearings to the extent deducted in computing net income.

     1.16 “Dated Assets” shall have the meaning provided in Section 2.4(c).

     1.17 “Dated Liabilities” shall have the meaning provided in Section 2.4(c) hereof.

     1.18 “EBITDA” shall mean, with respect to any Person, computed on a Consolidated basis for any period in accordance with GAAP below (but excluding the effect of any extraordinary gains or losses), the sum of (i) net income for such period, (ii) interest expense for such period, (iii) Federal, state and local income and franchise taxes deducted from revenue in determining such net income, (iv) depreciation, amortization and allowance for doubtful accounts deducted from revenue in determining such net income and (v) non-cash charges associated with mill rolls and bearings to the extent deducted in computing net income.

     1.19 “Eligible Accounts” shall mean Accounts created by Borrower which are and continue to be acceptable to Lender under the criteria set forth below. Accounts shall be Eligible Accounts if:

     (a) such Accounts arise from the actual and bona fide sale and delivery of goods by Borrower or rendition of services by Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

     (b) such Accounts are not unpaid more than sixty (60) days after the original due date or more than ninety (90) days after the date of the original invoice for them;

     (c) such Accounts comply with the terms and conditions contained in Section 7.2(c) of this Agreement;

     (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

     (e) the chief executive office of the account debtor with respect to such Accounts is located in the continental United States or Canada, or, if either: (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Lender and, if required by Lender, the original of such letter of credit has been delivered to Lender or Lender’s agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lender, (ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, (iii) the account debtor with respect to such Accounts is located in Mexico up to a maximum aggregate of $2,000,000, or (iv) such Account is otherwise acceptable in all respects to Lender;

     (f) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

     (g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

     (h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

     (i) such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any Liens except those permitted in this Agreement;

     (j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with Borrower directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

     (k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Lender’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender;

     (l) there are no proceedings or actions which are pending or, to the knowledge of the Company, threatened against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor’s financial condition;

     (m) such Accounts of a single account debtor or its affiliates do not constitute more than twenty-five percent (25%) of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

     (n) such Accounts are not owed by an account debtor who has Accounts unpaid more than ninety (90) days after the date of the original invoice or more than sixty (60) days after the original due date for them which constitute more than fifty percent (50%) of the total Accounts of such account debtor;

     (o) such Accounts are owed by account debtors deemed creditworthy at all times by Lender in good faith unless Borrower has credit insurance sufficiently covering such Accounts, as determined by Lender and provided that Lender has provided Borrower with prior written notice of any account debtors that Lender has determined in good faith are not creditworthy.

Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

     1.20 “Eligible Inventory” shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrower and raw materials for such finished goods (e.g. billets and scrap metal) which are acceptable to Lender under the criteria set forth below. Eligible Inventory shall include all Inventory other than (a) work-in-process; (b) components which are not part of finished goods; (c) spare parts for equipment; (d) packaging and shipping materials; (e) supplies used or consumed in Borrower’s business; (f) Inventory at premises other than those owned and controlled by Borrower, except for In-Transit Inventory or if Lender shall have received an agreement in writing from the Person in possession of such Inventory and/or the owner or operator of such premises in form and substance satisfactory to Lender acknowledging Lender’s first priority security interest in the Inventory, waiving security interests and claims by such Person against the Inventory and permitting Lender access to, and the right to remain on, the premises so as to exercise Lender’s rights and remedies and otherwise deal with the Collateral; (g) Inventory subject to a security interest or lien in favor of any Person other than Lender except those permitted in this Agreement; (h) bill and hold goods; (i) unserviceable, obsolete or slow moving Inventory; (j) Inventory which is not subject to the first priority, valid and perfected security interest of Lender; (k) damaged and/or defective Inventory; (l) Inventory purchased or sold on consignment; and (m) any Equipment classified as Inventory in accordance with GAAP. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

     1.21 “Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between Borrower and any governmental authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws, and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

     1.22 “Equipment” shall mean all of Borrower’s now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

     1.23 “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

     1.24 “ERISA Affiliate” shall mean any Person required to be aggregated with Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

     1.25 “Eurodollar Rate” shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrower and approved by Lender) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower.

     1.26 “Eurodollar Rate Loans” shall mean any Revolving Loan or portion thereof on which interest is payable based on the Applicable Eurodollar Rate in accordance with the terms hereof.

     1.27 “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

     1.28 “Excess Availability” shall mean the amount, as determined by Lender, calculated at any time, equal to: (a) the lesser of: (i) the amount of the Revolving Loans available to Borrower as of such time pursuant to Section 2.1(a) as set forth on the most recent borrowing base certificate then in effect, and (ii) the Maximum Credit minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations, plus (ii) the aggregate amount of all then outstanding and unpaid trade payables of Borrower which are more than sixty (60) days past due as of such time and not subject to a good faith dispute, plus (iii) the amount of checks issued by Borrower, but not yet sent to pay trade payables which were more than sixty (60) days past due when the checks were issued and not subject to a good faith dispute. For any calculation of Excess Availability, Lender and Borrower shall use the most recently available month-end calculation of Borrower’s trade payables sixty (60) days past due and checks issued but not yet sent with respect to trade payables which were sixty (60) days past due when such checks were issued.

     1.29 “Financing Agreements” shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.30 “Fixed Charge Coverage” shall mean the sum of Consolidated EBITDA less (a) capital expenditures financed under the Revolving Loans or otherwise unfinanced, and (b) cash taxes paid divided by the sum of scheduled principal payments on funded debt plus cash interest paid, all calculated in accordance with GAAP (except as otherwise provided in this Agreement).

     1.31 “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.15 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

     1.32 “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

     1.33 “Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (except current accounts payable arising in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

     1.34 “Information Certificate” shall mean the Information Certificate of Borrower constituting Exhibit A hereto containing material information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

     1.35 “Initial Maximum Credit” shall mean $50,000,000.

     1.36 “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

     1.37 “Interest Rate” shall mean, as to Prime Rate Loans, a rate equal to the Applicable Prime Rate and, as to Eurodollar Rate Loans, a rate equal to the Applicable Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect three (3) Business Days after the date of receipt by Lender of the request of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower); provided, that, the Interest Rate shall mean the rate of two percent (2%) per annum in excess of the Applicable Prime Rate as to Prime Rate Loans and the rate of two percent (2%) per annum in excess of the Applicable Eurodollar Rate as to Eurodollar Rate Loans, at Lender’s option, without notice, (a) for the period (i) from and after the Termination Date until Lender has received full and final payment of all obligations (notwithstanding entry of a judgment against Borrower) and (ii) from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender, and (b) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrower under Section 2 (whether or not such excess(es), arise or are made with or without Lender’s knowledge or consent and whether made before or after an Event of Default).

     1.38 “In-Transit Inventory” shall mean Inventory that is in transit in the United States to the premises of Borrower via barge, only if (a)(i) Lender has received a collateral access agreement duly authorized, executed and delivered by such barge operator or (ii) Lender has established Availability Reserves with respect to such Inventory in the amount owing to such barge operator, and (b) Borrower maintains a complete and accurate manifest with respect to such In-Transit Inventory.

     1.39 “Inventory” shall mean all of Borrower’s now owned and hereafter existing or acquired inventory including, without limitation, scrap, billets, shapes, additives, alloys, fluxes, electrodes, refractories, works in process, finished goods and all other inventory of whatsoever kind or nature, wherever located; provided, however, that Inventory shall not include (i) all bearings, rolls, guides and stores that relate to Equipment, (ii) all proceeds of the properties, rights and interests referred to in clause (i) above, and (iii) any other properties, rights or interests granted to Bank One Trust Company, NA, as trustee, pursuant to the Senior Secured Note Indenture, and thereafter assumed by Borrower.

     1.40 “Letter of Credit Accommodations” shall mean the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Lender for the account of Borrower or, at Borrower’s request, any Obligor or (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower of its obligations to such issuer.

     1.41 “Liens” shall mean any mortgage, lien, pledge, charge, security interest, or encumbrance of any kind in respect of any property or assets.

     1.42 “Material Adverse Effect” shall mean a material adverse effect upon the business, operations, properties, assets, goodwill or condition (financial or otherwise) of Parent and its Recourse Subsidiaries on a Consolidated basis. In determining whether any individual event would have a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would have a Material Adverse Effect. Notwithstanding the foregoing, the recognition by Parent of any non-cash charges associated with the discontinuance of Bayou (Tennessee) shall not constitute a Material Adverse Effect.

     1.43 “Maximum Credit” shall mean the lesser of (a) the amount of $50,000,000 as adjusted after the Closing Date pursuant to Section 12.1(d) herein and (b) the limitation set forth in Section 6.9(b)(iv) of the Senior Secured Note Indenture.

     1.44 “Net Amount of Eligible Accounts” shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

     1.45 “Net Interest Expense” shall mean for any period the Consolidated interest expense of any Person for such period, excluding interest expense not paid or payable in cash.

     1.46 “Non-Recourse Indebtedness” means Indebtedness of a Non-Recourse Subsidiary of Parent or any of its Subsidiaries where (a) neither Parent nor any Subsidiary (other than such Non-Recourse Subsidiary): (i) provides any subsidiary guaranty or credit support for such Indebtedness (including any undertaking, guaranty, indemnity, agreement or instrument which would constitute Indebtedness); or (ii) is directly or indirectly liable for such Indebtedness, (b) the holders of such Indebtedness for borrowed money expressly waive any recourse which they may have, in law, equity or otherwise, whether based on misrepresentation, control, ownership or otherwise, to Parent and any Subsidiary (other than such Non-Recourse Subsidiary) and (c) no default with respect to such Indebtedness (including any rights which the holder thereof may have to take enforcement action against such Non-Recourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Parent or any Subsidiary of such Person (other than such Non-Recourse Subsidiary) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     1.47 “Non-recourse subsidiary” of any Person means a special purpose subsidiary of such Person or any of its subsidiaries and which (i) has no Indebtedness other than Non-Recourse Indebtedness and (ii) does not, directly or indirectly, own any Indebtedness, stock or securities of, and has no investment in, such Person or any recourse subsidiary of such Person.

     1.48 “Non-Recourse Subsidiary” shall mean any non-recourse subsidiary of Parent or any of its Subsidiaries.

     1.49 “Obligations” shall mean any and all Revolving Loans, Letter of Credit Accommodations and all other obligations, liabilities and Indebtedness of every kind, nature and description owing by Borrower to Lender and/or its affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

     1.50 “Obligor” shall mean any guarantor, endorser, acceptor, surety or other Person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

     1.51 “Owners” means any or all of (i) Howard M. Meyers, (ii) any son, daughter, stepson, stepdaughter or spouse of Howard M. Meyers, (iii) any lineal descendant of an individual referred to in clause (i) or clause (ii), and (iv) any trust in which one or more of the Persons referred to in clauses (i), (ii), or (iii) are principal beneficiaries, and (v) any entity described in Section 501(c)(3) of the Code over which one or more of the Persons (and no other Person) referred to in clauses (i), (ii), or (iii) actually has and exercises control.

     1.52 “Payment Account” shall have the meaning set forth in Section 6.3 hereof.

     1.53 “Permitted Recourse Subsidiary Acquisition” shall mean any acquisition by Borrower pursuant to Section 9.14 (c) (ii) of this Agreement which satisfies the following conditions:

(a)	as soon as available, but not less than 30 Business Days prior to the closing of the acquisition, Borrower shall provide to Lender a copy of all information relating to the acquisition of the Person to be acquired which Borrower provides to Parent’s board of directors;

(b)	Borrower shall provide such further information to Lender prior to the closing of the acquisition as Lender reasonably requests with respect to the acquisition or the Person to be acquired;

(c)	the cash portion of the purchase price for all such acquisitions shall not exceed $15,000,000 in the aggregate in any period of twelve (12) consecutive months and no Indebtedness (other than Indebtedness permitted by Section 9.9 of this Agreement) shall be assumed by Borrower in connection with such acquisition without Lender’s prior written consent;

(d)	Borrower shall neither incur any contingent liabilities (whether relating to environmental, tax, litigation, or other matters) as a result of the acquisition in an aggregate amount exceeding $1,000,000 without Lender’s prior written consent nor commit to any material capital expenditure plan or program in connection with such acquisition during the 12 month period following such acquisition without Lender’s prior written consent which shall not be unreasonably withheld or delayed;

(e)	the Person acquired shall become a Recourse Subsidiary of Parent and shall guaranty Borrower’s obligations to Lender as required by Section 7.4(b) of this Agreement;

(f)	the ratio of EBITDA (less the annual average capital expenditures calculated for the prior eight quarters) to Net Interest Expense of the acquired Person for the four quarters most immediately preceding the closing of the acquisition and for the immediately preceding quarter shall be not less than 1.5 to 1.0, taking into account the effects of the acquisition on a pro forma basis as if the acquisition had occurred on the first day of the measurement period (with such Person being charged, on a pro forma basis, with the Net Interest Expense of any Indebtedness incurred as a result of the acquisition);

Page 29

(g)	at the acquisition closing, the acquired Person shall grant Lender a perfected, first priority security interest in such Person’s personal property and assets or such portion of such Person’s personal property and assets as are selected by Lender; provided, however, that Borrower may exclude up to 25% of the value of such Person’s Equipment from Lender’s Lien;

(h)	no default or Event of Default shall have occurred and be continuing after giving effect to such acquisition;

(i)	the acquired Person shall be in the same or similar line of business as the Borrower;

(j)	such acquisition shall be structured as (i) an asset acquisition by a Recourse Subsidiary of the Borrower, (ii) a merger of the acquired Person with and into a Recourse Subsidiary of the Borrower with such Recourse Subsidiary of the Borrower as the surviving corporation in such merger, or (iii) a purchase of eighty percent (80%) of the capital stock of the acquired Person by Borrower;

(k)	if requested by Lender, Borrower shall have provided environmental reports and related information regarding any property owned, leased or otherwise used by the acquired Person prior to the consummation of the acquisition;

(l)	evidence that (a) the acquired Person has in place, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties against loss or damage of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in commercially reasonable amounts and (b) Lender, pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to Lender, has been named as loss payee in the case of property insurance and additional insured in the case of all general liability insurance (in each case for the benefit of Lender);

(m)	all consents necessary for the acquisition have been acquired;

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and

(n)	as soon as practicable after the closing of such acquisition, and in any event within fifteen (15) Business Days of such closing, Borrower shall deliver copies of all documents executed in connection with the acquisition to Lender.

     1.54 “Person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

     1.55 “Prime Rate” shall mean the rate from time to time publicly announced by First Union National Bank, or its successors, at its office in Charlotte, North Carolina, as its prime rate, whether or not such announced rate is the best rate available at such bank.

     1.56 “Prime Rate Loan” shall mean any Revolving Loan which bears interest at a rate determined by reference to the Applicable Prime Rate in accordance with the terms hereof.

     1.57 “Records” shall mean all of Borrower’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other Person).

     1.58 “Recourse subsidiary” of a Person means any subsidiary of such Person that is not a non-recourse subsidiary of such Person.

     1.59 “Recourse Subsidiary” shall mean any recourse subsidiary of Borrower.

     1.60 “Reference Bank” shall mean First Union National Bank or, upon its sale or transfer or the sale or transfer of Lender, the successor or assign of First Union National Bank or the new owner of Lender, as the case may be, or if such successor or assign or new owner is not suitable to be the “Reference Bank” hereunder, as determined by Lender, such other bank as Lender may from time to time designate.

     1.61 “Revolving Loans” shall mean the loans now or hereafter made by Lender to or for the benefit of Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

     1.62 “River Road Realty” shall mean River Road Realty Corporation, a Louisiana corporation and a subsidiary of Parent.

     1.63 “Senior Secured Note Indenture” means the Indenture entered into on May 22, 1998 by Borrower and Bank One Trust Company, NA, successor in interest to First National Bank of Commerce, as trustee thereunder, in connection with the issuance of the Senior Secured Notes, as in effect on the Closing Date without giving effect to any amendment or modification thereof after the Closing Date.

     1.64 “Senior Secured Notes” means the 9½% First Mortgage Notes of Borrower due 2008 issued on May 22, 1998, as in effect on the Closing Date without giving effect to any amendment or modification thereof after the Closing Date.

     1.65 “Subsidiary” shall mean, with respect to any Person (in this definition referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) which is, at the time any determination is made, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

     1.66 “Subsidiary” shall mean any subsidiary of Parent.

     1.67 “Subsidiary Guaranty” shall mean the Subsidiary Guaranty, to be executed by River Road Realty on or before the Closing Date and all future Recourse Subsidiaries in favor of Lender, in substantially the form of Exhibit B.

     1.68 “Termination Date” shall have the meaning set forth in Section 12.1(a) hereof.

     1.69 “30 Day Average Excess Availability” shall mean the average of the Excess Availability, as determined by Lender and calculated at any time, for each of the immediately preceding thirty (30) consecutive days.

     1.70 “Value” shall mean, as determined by Lender in good faith, with respect to Inventory, the cost computed on a first-in-first-out basis or average cost basis, as determined by Lender, in accordance with GAAP.

SECTION 2. CREDIT FACILITIES

     2.1 Revolving Loans.

     (a) Subject to and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to the sum of:

(i) eighty-five percent (85%) of the Net Amount of Eligible Accounts, plus

(ii) the lesser of: (A) the sum of sixty percent (60%) of the Value of Eligible Inventory (no more than $5,000,000 of such Eligible Inventory shall be comprised of scrap metal) or (B) ninety percent (90%) of the selling price of Eligible Inventory as determined by Lender in good faith or (C) $35,000,000, less

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(iii) any Availability Reserves.

     (b) Except in Lender’s discretion, the aggregate amount of the Revolving Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit. In the event that the outstanding amount of any component of the Revolving Loans, or the aggregate amount of the outstanding Revolving Loans and Letter of Credit Accommodations, exceed the amounts available under the lending formulas, the sublimits for Letter of Credit Accommodations set forth in Section 2.2(d) or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

     (c) For purposes only of applying the sublimit on Revolving Loans based on Eligible Inventory pursuant to Section 2.1(a)(ii)(B), Lender may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Lender is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Availability Reserves shall be attributed first to any components of the lending formulas in Section 2.1(a) that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.

     2.2 Letter of Credit Accommodations.

     (a) Subject to and upon the terms and conditions contained herein, at the request of Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrower pursuant to this Section 2.

     (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Lender a letter of credit fee at a rate equal to one and one-half of one percent (1.50%) per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Borrower shall pay to Lender such letter of credit fee, at Lender’s option, without notice, at a rate equal to three and one-half percent (3.50%) per annum on such daily outstanding balance for: (i) the period from and after the Termination Date until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination of this Agreement.

     (c) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Revolving Loans available to Borrower (subject to the Maximum Credit and any Availability Reserves) are equal to or greater than: (i) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory, the sum of (A) the percentage equal to one hundred (100%) percent minus the then applicable percentage set forth in Section 2.1(a)(ii)(A) above of the Value of such Eligible Inventory, plus (B) freight, taxes, duty and other amounts which Lender estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrower’s locations for Eligible Inventory within the United States of America and (ii) if the proposed Letter of Credit Accommodation is for any other purpose, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, an Availability Reserve shall be established in the applicable amount set forth in Section 2.2(c)(i) or Section 2.2(c)(ii).

     (d) Except in Lender’s discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith shall not at any time exceed $10,000,000. At any time an Event of Default exists or has occurred and is continuing, upon Lender’s request, Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to Borrower shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral. Except as provided in this Section 2.2(d) and the Collateral provided to Lender under this Agreement, Borrower shall not be required to provide any collateral as security for its reimbursement obligations to the issuer of the Letter of Credit Accommodations.

     (e) Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower’s agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination of this Agreement.

     (f) Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. At any time an Event of Default exists or has occurred and is continuing, Lender shall have the sole and exclusive right and authority to, and Borrower shall not: (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, (iv) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, or (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions either in its own name or in Borrower’s name.

     (g) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Lender and to apply in all respects to Borrower.

     2.3 Availability Reserves. All Revolving Loans otherwise available to Borrower pursuant to the lending formulas and subject to the Maximum Credit and other applicable limits hereunder shall be subject to Lender’s continuing right to establish and revise Availability Reserves. Lender shall notify Borrower in writing of any change in Availability Reserves and shall state the reason for such change. Further, Lender may not establish Availability Reserves based on any impairment of the value of the Eligible Inventory to the extent (and only to the extent) that Lender is already protected from the effect of such impairment because Borrower’s then-current borrowing availability based on Eligible Inventory as determined under Section 2.1(a)(ii)(A) exceeds the Inventory sublimit established under Section 2.1(a)(ii)(B), as modified under Section 12.1(d).

     2.4 Joint and Several Liability; Rights of Contribution.

     (a) Borrower states and acknowledges that: (i) pursuant to this Agreement, the Persons comprising Borrower desire to utilize their borrowing potential on a consolidated basis to the same extent possible if they were merged into a single corporate entity and that this Agreement reflects the establishment of credit facilities which would not otherwise be available to such Borrower if each Borrower were not jointly and severally liable for payment of all of the Obligations; (ii) it has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (iii) it is both a condition precedent to the obligations of Lender hereunder and a desire of Borrowers that each Borrower execute and deliver to Lender this Agreement; and (iv) Borrowers have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement.

     (b) Each Borrower hereby irrevocably and unconditionally: (i) agrees that it is jointly and severally liable to Lender for the full and prompt payment of the Obligations and the performance by each Borrower of its obligations hereunder in accordance with the terms hereof; (ii) agrees to fully and promptly perform all of its obligations hereunder with respect to each advance of credit hereunder as if such advance had been made directly to it; and (iii) agrees as a primary obligation to indemnify Lender on demand for and against any loss incurred by Lender as a result of any of the Obligations of any one or more of Borrowers being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to Lender or any Person, the amount of such loss being the amount which Lender would otherwise have been entitled to recover from any one or more of Borrowers.

     (c) It is the intent of each Borrower that the Indebtedness, obligations and liability hereunder of no one of them be subject to challenge on any basis, including, without limitation, pursuant to any applicable fraudulent conveyance or fraudulent transfer laws. Accordingly, as of the date hereof, the liability of each Borrower under this Section 2.4, together with all of its other liabilities to all Persons as of the date hereof and as of any other date on which a transfer or conveyance is deemed to occur by virtue of this Agreement, calculated in amount sufficient to pay its probable net liabilities on its existing Indebtedness as the same become absolute and matured (“Dated Liabilities”) is, and is to be, less than the amount of the aggregate of a fair valuation of its property as of such corresponding date (“Dated Assets”). To this end, each Borrower under this Section 2.4, (i) grants to and recognizes in each other Borrower, ratably, rights of subrogation and contribution in the amount, if any, by which the Dated Assets of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Liabilities of such Borrower or, as the case may be, (ii) acknowledges receipt of and recognizes its right to subrogation and contribution ratably from each of the other Borrowers in the amount, if any, by which the Dated Liabilities of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Assets of such Borrower under this Section 2.4. In recognizing the value of the Dated Assets and the Dated Liabilities, it is understood that Borrowers will recognize, to at least the same extent of their aggregate recognition of liabilities hereunder, their rights to subrogation and contribution hereunder. It is a material objective of this Section 2.4 that each Borrower recognizes rights to subrogation and contribution rather than be deemed to be insolvent (or in contemplation thereof) by reason of an arbitrary interpretation of its joint and several obligations hereunder. In addition to and not in limitation of the foregoing provisions of this Section 2.4, Borrowers and Lender hereby agree and acknowledge that it is the intent of each Borrower and of Lender that the obligations of each Borrower hereunder be in all respects in compliance with, and not be voidable pursuant to, applicable fraudulent conveyance and fraudulent transfer laws.

     (d) Notwithstanding the foregoing, and Borrowers’ agreement to be jointly and severally liable for payment of all the Obligations, each of Borrowers is a separate and distinct corporation. Lender acknowledges and agrees that each Borrower is a separate and distinct entity and further agrees not to challenge or dispute the separate existence of each Borrower.

     2.5 Structure of Credit Facility. Each Borrower agrees and acknowledges that the present structure of the credit facilities detailed in this Agreement is based in part upon the financial and other information presently known to Lender regarding each Borrower, the corporate structure of Borrowers, and the present financial condition of each Borrower.

SECTION 3. INTEREST AND FEES

     3.1 Interest.

     (a) Borrower shall pay to Lender interest on the outstanding principal amount of the non-contingent Obligations at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or the termination hereof shall be payable on demand.

     (b) Borrower may from time to time request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of the Prime Rate Loans which will constitute Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Lender of such a request from Borrower, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default, or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, (iii) Borrower shall have complied with such customary procedures as are established by Lender and specified by Lender to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (iv) no more than four (4) Interest Period tranches for Eurodollar Rate Loans may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $2,000,000 or an integral multiple of $1,000,000 in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans at any time requested by Borrower shall not exceed the amount equal to eighty-five percent (85%) of the lowest principal amount of the Revolving Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined by Lender (but with no obligation of Lender to make such Revolving Loans) and (vii) Lender shall have determined that the Interest Period and Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by Borrower to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

     (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Lender’s option, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that (i) an Event of Default or event which, with the notice or passage of time, or both, would constitute an Event of Default, shall exist, (ii) this Agreement shall terminate or not be renewed, or (iii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to Eurodollar Rate Loans or existing Eurodollar Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed either (A) the aggregate principal amount of the Loans then outstanding, or (B) the Revolving Loans then available to Borrower under Section 2 hereof. Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender. If Lender asserts any such loss, Lender shall provide Borrower with written notice thereof and the basis of Lender’s calculation of such loss (which calculation shall be binding on Borrower absent manifest error).

     (d) Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. If any interest payment falls due on a day other than a Business Day, Borrower shall make such interest payment on the next succeeding Business Day. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

     3.2 Closing Fee. Borrower shall have paid to Lender as a closing fee the amount of $250,000, which shall have been fully earned on and as of the date hereof.

     3.3 Servicing Fee. Borrower shall pay to Lender quarterly a servicing fee in an amount equal to $12,500 in respect of Lender’s services for each fiscal quarter (or part thereof [except that the Servicing Fee will be pro rated with respect to the quarter during which the Termination Date occurs if such final quarter is less than a full fiscal quarter]) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first Business Day of each quarter hereafter.

     3.4 Unused Line Fee. Borrower shall pay to Lender monthly an unused line fee at a rate equal to one-eighth of one percent (.125%) per annum calculated upon the amount by which $40,000,000 (as adjusted pursuant to Section 12.1(d)) exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the non-contingent Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

     3.5 Changes in Laws and Increased Costs of Revolving Loans.

     (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall make it unlawful for Lender to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans. Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender for any loss (including loss of anticipated profits), cost or expense incurred by Lender as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Lender setting forth the basis for the determination of such amount necessary to compensate Lender as aforesaid shall be delivered to Borrower and shall be conclusive, absent manifest error.

     (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral, Borrower shall pay to Lender upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender with Lender for any additional loss (including loss of anticipated profits), cost or expense incurred by Lender as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to make or maintain such Eurodollar Rate Loans or any portion thereof.

SECTION 4. CONDITIONS PRECEDENT

     4.1 Conditions Precedent to Closing Date. Lender’s obligations hereunder shall be subject to the satisfaction of the following conditions on or before the Closing Date:

     (a) Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid perfected and first priority security interests in and Liens upon the Collateral, subject only to the Liens permitted herein or in the other Financing Agreements;

     (b) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

     (c) no material adverse change shall have occurred in the assets, business or prospects of Borrower since the date of Lender’s latest field examination and no change or event shall have occurred which would impair the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

     (d) Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Revolving Loans available to Borrower, the results of which shall be satisfactory to Lender, within three (3) Business Days of the Closing Date;

     (e) Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements and certificates of insurance policies and/or endorsements naming Lender as loss payee on credit insurance and property policies (but only with respect to losses of the Collateral);

     (f) Lender shall have received an opinion letter of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., special Louisiana counsel dated the Closing Date and addressed to Lender, in the form of Exhibit C hereto and the opinion of Bass, Berry & Sims PLC, special Tennessee counsel to Borrower, dated the Closing Date and addressed to Lender in the form attached hereto as Exhibit D;

     (g) Lender shall have received a certificate regarding the solvency of Borrower, in form and substance satisfactory to Lender, executed by the president and the chief financial officer of Borrower;

     (h) the Excess Availability, as determined by Lender, as of the Closing Date shall be not less than $20,000,000 after giving effect to the initial Revolving Loans made or to be made and the Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder and the use of proceeds thereof and the payment of all fees and expenses associated with this transaction;

     (i) Lender shall have received (i) on or before the Closing Date, a payoff letter to Lender in the form attached as Exhibit E from The Chase Manhattan Bank, stating, upon satisfaction of all Obligations to such lender, it shall duly authorize, execute and deliver all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination by the existing lender to Borrower of its financing arrangements with Borrower and the termination and release by it, of any interest in and to any assets and properties of Borrower and each Obligor, including, but not limited to UCC termination statements for all UCC financing statements previously filed by it or its predecessors, as secured party and Borrower or any Obligor, as debtor and (ii) prior to Lender making the initial Revolving Loans and providing the initial Letter of Credit Accommodations, acknowledgement from The Chase Manhattan Bank, stating that all amounts owing by Borrower to The Chase Manhattan Bank, as set forth in the payoff letter referred to in clause (i) above have been satisfied and it has released and terminated all financing arrangements and Liens with Borrower;

     (j) Lender shall have received the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender;

     (k) Lender shall have received evidence, satisfactory to Lender that the only existing intercompany Indebtedness shall be between Parent and Bayou (Tennessee);

     (l) Lender shall have received, in form and substance satisfactory to Lender, written instructions from Borrower directing the application of the initial Revolving Loans or Letter of Credit Accommodations, if any, on the date hereof pursuant to this Agreement;

     (m) Within five (5) Business Days of the Closing Date and prior to Lender making the initial Revolving Loans and providing the initial Letter of Credit Accommodations hereunder, Lender shall have received the results of a lien search in each of the jurisdictions where assets of Borrower are located, and such search shall reveal no Liens on any of the assets of Borrower or its Subsidiaries except for Liens permitted by Section 8.4 or Liens to be discharged pursuant to Section 4.1(i).

     4.2 Conditions Precedent to All Revolving Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to Lender making Revolving Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Revolving Loans and Letter of Credit Accommodations and any future Revolving Loans and Letter of Credit Accommodations:

     (a) except for date specific representations and warranties, all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Revolving Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

     (b) no Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Revolving Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5. GRANT OF SECURITY INTEREST

     To secure payment and performance of all Obligations, Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests in property of Borrower, whether now owned or hereafter acquired or existing, and wherever located (collectively, the “Collateral”):

     5.1 Accounts;

     5.2 all present and future contract rights, general intangibles (including tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, good will, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims), chattel paper, documents, instruments, securities and other investment property, letters of credit, bankers’ acceptances and guaranties;

     5.3 all present and future monies, securities, credit balances, deposits, deposit accounts and other property of Borrower now or hereafter held or received by or in transit to Lender or its affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future Liens, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including (a) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including returned, repossessed and reclaimed goods, and (d) deposits by and property of account debtors or other Persons securing the obligations of account debtors;

     5.4 Inventory;

     5.5 Records; and

     5.6 all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.

Provided, however, that the Collateral shall not include any of the properties, rights, or interests that have been granted under the Senior Note Indenture to the Senior Note Indenture’s trustee.

SECTION 6. COLLECTION AND ADMINISTRATION

     6.1 Borrower’s Loan Account. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Revolving Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender’s customary practices as in effect from time to time.

     6.2 Statements. Lender shall render to Borrower each month a statement setting forth the balance in Borrower’s loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within forty-five (45) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

     6.3 Collection of Accounts.

     (a) Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Lender may specify, with such banks as are acceptable to Lender into which Borrower shall promptly deposit and direct its account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing that (i) all items received or deposited in the Blocked Accounts are the property of Lender, (ii) the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein, and (iii) upon receipt of written notice pursuant to Section 6.3(d), the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Lender as Lender may from time to time designate for such purpose (“Payment Account”), provided Lender agrees that during such period as there is no unpaid balance owing under the Revolving Loans, Lender will provide written notice to such depository banks that, until further written notice from Lender, they will not be required to transfer such funds to the Payment Account on a daily basis. Borrower agrees that all payments made to such Blocked Accounts shall be the property of Lender.

     (b) For purposes of calculating the amount of the Revolving Loans avail able to Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Lender’s usual and customary practices as in effect from time to time and within sufficient time to credit Borrower’s loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations (i) in the case of payments received directly from Borrower (whether by wire or through a Revolving Loan from Lender), on the Business Day of receipt by Lender from the immediately available funds in the Payment Account, provided such payments and notice thereof are received in accordance with Lender’s usual and customary practices as in effect from time to time and within sufficient time to credit Borrower’s loan account on such day, and if not, then on the next Business Day, and (ii) in the case of payments received from the Blocked Account, one (1) Business Day following the date of receipt by Lender of immediately available funds in the Payment Account provided such payments or other funds and notice thereof are received in accordance with Lender’s usual and customary practices as in effect from time to time and within sufficient time to credit Borrower’s loan account on such day, and if not, then on the next Business Day.

     (c) Borrower and all of its affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender, except for payments received by Borrower in an amount, in each instance, less than $5,000, in which case Borrower shall deposit such payments by the end of the month such payments are received. Except as permitted in Section 6.3(d), in no event shall the same be commingled with Borrower’s own funds. Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or Person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender’s payments to or indemnification of such bank or Person. The obligation of Borrower to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

     (d) Notwithstanding anything contained herein to the contrary, in the event that (i) Excess Availability is equal to or less than $15,000,000 or (ii) an Event of Default occurs which is not cured prior to the expiration of any applicable cure period provided herein, Lender may, at its option, by written notice cause the depository institution to remit the collections to Lender’s Payment Account, rather than Borrower, on a daily basis in accordance with this Section 6.3. Funds received and collected by Lender, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise shall be the property of Lender; provided, however, that Lender shall remit any surplus to Borrower upon payment in full of all then outstanding Obligations. In the event that Excess Availability for each day of the immediately preceding six (6) months is equal to or greater than $15,000,000 and no Event of Default has occurred and is continuing, Borrower may, by providing written notice to Lender, cause Lender to notify the depository institution to remit the collections to Borrower, rather than Lender on a daily basis until such time as Excess Availability is equal to or less than $15,000,000 or an Event of Default occurs and is continuing at which time Lender shall have the option to have the collections remitted to the Lender’s Payment Account in accordance with the first sentence of this Subsection 6.3(d).

     6.4 Payments. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Lender may apply payments received or collected from Borrower or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Lender determines in good faith. At Lender’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

     6.5 Authorization to Make Revolving Loans. Lender is authorized to make the Revolving Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from a representative of either Borrower authorized by the chief financial officer of such Borrower or, if such Revolving Loans are necessary to satisfy any Obligations, in the good faith discretion of Lender. All requests for Revolving Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. Central Standard Time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Revolving Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the terms and conditions of this Agreement.

     6.6 Use of Proceeds. All Revolving Loans made or Letter of Credit Accommodations provided by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Revolving Loans to be considered a “purpose credit” within the meaning of Regulation G of the Board of Governors of the Federal Reserve System, as amended.

SECTION 7. COLLATERAL REPORTING AND COVENANTS

     7.1 Collateral Reporting. Borrower shall provide Lender with the following reports in a form satisfactory to Lender (Lender acknowledges that the reports provided to Lender prior to the Closing Date represent forms satisfactory to Lender): (a) schedules of Accounts, sales made, credits issued and cash received; (b) perpetual inventory reports; (c) inventory reports by category and location; (d) agings of accounts payable; (e) upon Lender’s reasonable request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower; (f) agings of accounts receivable; (g) selling price reports; and (h) such other reports as to the Collateral as Lender shall reasonably request from time to time. All such reports, except for those pursuant to clauses (e) and (h), shall be provided on a monthly basis unless (i) an Event of Default has occurred and is continuing or (ii) Excess Availability is less than $15,000,000, in which event, Lender may require reports weekly or more frequently. If any of Borrower’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

     7.2 Accounts Covenants.

     (a) Borrower shall notify Lender promptly of: (i) any material delay in Borrower’s performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, aggregating in excess of $50,000 per account (except for rebates in the ordinary course of business), or any disputes with account debtors, or any settlement, adjustment or compromise thereof, aggregating in excess of $50,000 per account, (ii) all material adverse information relating to the financial condition of any account debtor whose accounts payable to Borrower exceed $50,000 in the aggregate, and (iii) any event or circumstance which, to Borrower’s knowledge would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender’s consent, except in the ordinary course of Borrower’s business in accordance with practices and policies previously disclosed in writing to Lender. So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option by written notice to Borrower, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

     (b) Without limiting the obligation of Borrower to deliver any other information to Lender, Borrower shall promptly report to Lender any return of Inventory by any one account debtor if the inventory so returned in such case has a value in excess of $250,000. At any time that Inventory is returned, reclaimed or repossessed, the Account (or portion thereof) which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Lender’s request, (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory with a value in excess of $250,000 from all of its other property, (iii) dispose of the returned Inventory solely according to Lender’s instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Lender’s prior written consent.

     (c) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete in all material respects, (ii) no payments in excess of $5,000 shall be made thereon except payments immediately delivered to Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower’s business in accordance with practices and policies previously disclosed to Lender, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto in excess of $5,000 except as reported to Lender in accordance with the terms of this Agreement and (v) none of the transactions giving rise thereto will violate any applicable State or Federal laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms, except as limited by bankruptcy and other insolvency laws.

     (d) Lender shall have the right at any time or times, in Lender’s name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise. Lender shall provide Borrower a written list of all Persons so contacted.

     (e) Borrower shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which Borrower now owns or may at any time acquire immediately upon Borrower’s receipt thereof, except as Lender may otherwise agree.

     (f) Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Accounts have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all accounts debtors to make payment of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

     7.3 Inventory Covenants. With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct cycle counts of its Inventory according to current practices (or, if requested by Lender upon the occurrence and during the continuation of an Event of Default, a physical Inventory count), and promptly following such count shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such count; (c) Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower’s business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) upon Lender’s request, Borrower shall, at its expense, no more than once in any twelve (12) month period, but at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology set forth by Lender and by an appraiser recommended by Lender (Lender shall use its commercially reasonable effort to supply Borrower with a choice of at least two appraisers from Lender’s approved list of appraisers), addressed to Lender or upon which Lender is expressly permitted to rely; (e) Borrower shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return (other than pursuant to warranty rights granted in the ordinary course of Borrower’s business consistent with past practices) or may obligate Borrower to repurchase such Inventory; (h) Borrower shall keep the Inventory in good and marketable condition; and (i) Borrower shall not, without forty-five (45) day written notice to Lender, acquire or accept any Inventory on consignment or approval other than as set forth on Schedule 7.3.

     7.4 Additional Collateral. (a) It is the intention of the parties hereto that the obligations of Borrower under the Financing Statements and guarantees thereof be secured by a perfected first priority security interest in the Collateral. Accordingly, with respect to assets acquired after the Closing Date that are intended to be subject to the Lien created by this Agreement but which are not so subject, Borrower shall, from time to time (and, in any event, within 30 days after the reasonable request by Lender to do so), (A) execute and deliver to Lender such amendments to Lender or such other documents as Lender shall reasonably deem necessary or advisable to grant to Lender, for the benefit of Lenders, a Lien on such assets, (B) take all actions necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable requirements of law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by Lender, and (C) if requested by Lender, deliver to Lender legal opinions relating to the matters described in clauses (A) and (B) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Lender.

     (b) With respect to any Person that, subsequent to the Closing Date, becomes a domestic Recourse Subsidiary of Parent, promptly upon the request of Lender: (i) cause such new Subsidiary to become a party to the Subsidiary Guarantee, pursuant to documentation which is in form and substance reasonably satisfactory to Lender and (ii) if requested by Lender, deliver to Lender legal opinions relating to the matters described in clause (i) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Lender.

     (c) If Borrower acquires a Recourse Subsidiary pursuant to Section 9.14 in a Permitted Recourse Subsidiary Acquisition, Borrower may request to add such Recourse Subsidiary’s Eligible Inventory and Eligible Accounts to Borrower’s Eligible Inventory and Eligible Accounts for all purposes under this Agreement. Lender will consider such request in its sole and absolute discretion, and Lender may condition its consent upon (i) a collateral review and appraisal of such Recourse Subsidiary’s Inventory and Accounts whose results are acceptable to Lender in all respects, (ii) Lender’s receipt of perfected, first priority Liens on such Recourse Subsidiary’s assets, (iii) the use of different advance rates under Section 2.1(a) with respect to such Recourse Subsidiary’s Eligible Inventory and Eligible Accounts, (iv) the establishment of additional Availability Reserves relating to such Recourse Subsidiary, (v) amendments to this Agreement and the Financing Documents as Lender and its counsel deem appropriate, and (vi) such other conditions as Lender may deem appropriate in its sole and absolute discretion.

     7.5 Power of Attorney. Borrower hereby irrevocably designates and appoints Lender (and all Persons designated by Lender) as Borrower’s true and lawful attorney-in-fact, and authorizes Lender, in Borrower’s or Lender’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of Borrower’s rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower, (ix) do all acts and things which are necessary, in Lender’s determination, to fulfill Borrower’s obligations under this Agreement and the other Financing Agreements, (x) take control in any manner of any item of payment or proceeds thereof, (xi) have access to any lockbox or postal box into which Borrower’s mail is deposited, (xii) endorse Borrower’s name upon any items of payment or proceeds thereof and deposit the same in Lender’s account for application to the Obligations, (xiii) endorse Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral and (b) at any time (i) sign Borrower’s name on any verification of Accounts and notices thereof to account debtors and (ii) execute in Borrower’s name and file any UCC financing statements or amendments thereto. Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

     7.6 Right to Cure. Lender may, at its option, (a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, (b) discharge taxes or Liens (other than Permitted Liens), at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Lender’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrower’s account therefor, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

     7.7 Access to Premises. From time to time as requested by Lender, (a) Lender or its designee shall have complete access to all of Borrower’s premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower’s books and records, including the Records, and (b) Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) use during normal business hours such of Borrower’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.

SECTION 8. REPRESENTATIONS AND WARRANTIES

     Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Revolving Loans and providing Letter of Credit Accommodations by Lender to Borrower:

     8.1 Corporate Existence, Power and Authority; Subsidiaries. Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on Borrower’s financial condition, results of operation or business or the rights of Lender in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower’s corporate powers, have been duly authorized by Borrower and are not in contravention of law or the terms of Borrower’s certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms. Borrower does not have any subsidiaries except as set forth on the Information Certificate.

     8.2 Financial Statements; No Material Adverse Change. All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Lender have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Borrower, since the date of the most recent audited financial statements furnished by Borrower to Lender prior to the date of this Agreement.

     8.3 Chief Executive Office; Collateral Locations. The chief executive office of Borrower and Borrower’s Records concerning Accounts are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof. No Collateral is located in any jurisdiction other than the jurisdictions identified on the Information Certificate, and Borrower does not conduct business in any jurisdiction identified on the Information Certificate under any name other than the names set forth for such jurisdiction on the Information Certificate.

     8.4 Priority of Liens; Title to Properties. The security interests granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority security interests in and upon the Collateral subject only to the Liens indicated on Schedule 8.4 hereto and the other Liens permitted under Section 9.8 hereof. Borrower has good and marketable title to, or a valid leasehold or license interest in all Collateral subject to no Liens of any kind, except those granted to Lender and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

     8.5 Tax Returns. Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it taking into account any routine filing extensions obtained by Borrower (without requests for extraordinary extension except as previously disclosed in writing to Lender). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity or amount of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

     8.6 Litigation. Except as set forth on the Information Certificate and any attachments thereto, there is no present, or to the best of Borrower’s knowledge threatened, investigation by any governmental agency against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower’s knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Borrower would reasonably be expected to have a Material Adverse Effect.

     8.7 Compliance with Other Agreements and Applicable Laws. Borrower is not in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound which would reasonably be expected to have a Material Adverse Effect. Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

     8.8 Employee Benefits.

     (a) Borrower has not engaged in any transaction in connection with which Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, including any accumulated funding deficiency described in Subsection 8.8(c) hereof and any deficiency with respect to vested accrued benefits described in Subsection 8.8(d) hereof.

     (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by Borrower to be incurred with respect to any employee benefit plan of Borrower or any of its ERISA Affiliates. There has been no reportable event (within the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any employee pension benefit plan of Borrower or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

     (c) Full payment has been made of all amounts which Borrower or any of its ERISA Affiliates is required under Section 302 of ERISA and Section 412 of the Code to have paid under the terms of each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee benefit plan, including any penalty or tax described in Section 8.8(a) hereof and any deficiency with respect to vested accrued benefits described in Section 8.8(d) hereof.

     (d) The current value of all vested accrued benefits under all employee benefit plans maintained by Borrower that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.8(a) hereof and any accumulated funding deficiency described in Subsection 8.8(c) hereof. The terms “current value” and “accrued benefit” have the meanings specified in ERISA.

     (e) Neither Borrower nor any of its ERISA Affiliates is or has ever been obligated to contribute to any “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA.

     8.9 Environmental Compliance.

     (a) Except as set forth on Schedule 8.9 hereto, on and prior to the Closing Date, Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder, and the operations of Borrower complies in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder, except to the extent that the result of such violation or non-compliance could not reasonably be expected to have a Materially Adverse Effect.

     (b) Except as set forth on Schedule 8.9 hereto, as of the Closing Date there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person nor is any pending or to the best of Borrower’s knowledge threatened, with respect to (i) any non-compliance with, or violation of the requirements of any Environmental Law by, Borrower or (ii) to Borrower’s knowledge, the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects Borrower or its business, operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials, except to the extent that the result of such non-compliance, violation, or action could not reasonably be expected to have a Materially Adverse Effect.

     (c) Except as set forth in Schedule 8.9, as of the Closing Date, Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

     (d) Except as of the Closing Date, Borrower has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect, except to the extent that the failure to obtain or maintain such licenses, permits, certificates, approvals, or similar authorizations could not reasonably be expected to have a Materially Adverse Effect.

     8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower maintained at any bank or other financial institution are set forth on Schedule 8.10 hereto, subject to the right of Borrower to establish new accounts in accordance with Section 9.13 below.

     8.11 Accuracy and Completeness of Information. All information furnished by or on behalf of Borrower in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. As of the Closing Date, no event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect which has not been disclosed to Lender in writing.

     8.12 Solvency. Borrower is solvent and will continue to be solvent after the creation of the Obligations, the security interests of Lender and the other transaction contemplated hereunder, is able to pay its debts as they mature and has (and has reason to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business and all businesses in which it is about to engage. The assets and properties of Borrower at a fair valuation and at their present fair salable value are, and will be, greater than the Indebtedness of Borrower, as applicable, and including subordinated and contingent liabilities computed at the amount which, to the best of Borrower’s knowledge, represents an amount which can reasonably be expected to become an actual or matured liability.

     8.13 Subsidiaries’ Stock. All of the issued and outstanding shares of capital stock of each Recourse Subsidiary of Parent is directly or indirectly and beneficially owned by Parent and all such shares have been duly authorized and are fully paid and nonassessable, free and clear of all Liens.

     8.14 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.

SECTION 9.  AFFIRMATIVE AND NEGATIVE COVENANTS

     9.1 Maintenance of Existence. Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect or replace all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Borrower shall give Lender thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and Borrower shall deliver to Lender a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of Borrower as soon as it is available.

     9.2 New Collateral Locations. Borrower may open any new location within the continental United States provided Borrower (a) gives Lender thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including UCC financing statements.

     9.3 Compliance with Laws, Regulations, Etc. Borrower shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders of any Federal, State or local governmental authority applicable to it, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

     (a) Borrower shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any Federal, State or local governmental authority, including the Employee Retirement Security Act of 1974, as amended, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

     (b) Borrower shall indemnify and hold harmless Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys’ fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

     9.4 Payment of Taxes and Claims. Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity or amount of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books as required by GAAP. Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Revolving Loans, provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

     9.5 Insurance. Borrower shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer (with Lender acknowledging that Borrower’s insurance as in effect on the date hereof is satisfactory to Lender on all such grounds). Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies which name Lender as loss payee or additional insured shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause Lender to be named as a loss payee on all property and credit insurance policies insuring the Collateral (but only to the extent of losses attributable to the Collateral) and an additional insured on all general liability insurance policies (but, in each instance, without any liability for any premiums). Borrower shall obtain non-contributory lender’s loss payable endorsements to all property insurance policies insuring the Collateral (but only to the extent of losses attributable to the Collateral) in form and substance satisfactory to Lender. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any of its affiliates. Lender shall apply any insurance proceeds received by Lender at any time to payment of the Obligations.

     9.6 Financial Statements and Other Information.

     (a) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Parent and its Recourse Subsidiaries (if any) in accordance with GAAP and Borrower shall furnish or cause to be furnished to Lender: (i) within forty-five (45) days after the end of each fiscal month, monthly unaudited consolidated financial statements, and unaudited consolidating balance sheets, all in reasonable detail, fairly presenting the financial position and the results of the operations of Parent and its Recourse Subsidiaries as of the end of and through such fiscal month (ii) within forty-five (45) days after the end of each fiscal quarter, unaudited consolidated financial statements (including balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Parent and its Recourse Subsidiaries as of the end of and for such fiscal quarter and (iii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements (including balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Parent and its Recourse Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Parent and its Recourse Subsidiaries as of the end of and for the fiscal year then ended.

     (b) Borrower shall promptly notify Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which is in excess of $250,000 and (ii) the occurrence of any Event of Default.

     (c) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which Parent sends to its stockholders generally and copies of all reports and registration statements which Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

     (d) Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other government agency or to any participant or assignee or prospective participant or assignee as permitted by Section 12.4 below. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

     9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc.Neither Borrower shall, directly or indirectly, (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it (other than a merger or consolidation of a Recourse Subsidiary into Parent or another Recourse Subsidiary or a merger or consolidation in which such Borrower is the surviving entity and no Change of Control occurs as a result of such merger or consolidation), or (b) sell, assign, lease, transfer, abandon or otherwise dispose of any Collateral to any other Person (except for (i) sales of Inventory in the ordinary course of business and (ii) dispositions of obsolete or unsaleable Inventory which, at the time of disposition, is not included in Eligible Inventory, (iii) sales or other dispositions whose proceeds are used solely to purchase replacement Collateral, (iv) other sales or dispositions not exceeding $5,000,000 in aggregate, (v) sales of investment securities in the ordinary course of business, (vi) returns of customer deposits in the ordinary course of business, and (vii) termination of contracts in the ordinary course of business or (c) wind up, liquidate or dissolve (provided, however, that Parent may wind up and liquidate Bayou Steel (Tennessee) following at least thirty (30) calendar days’ advance written notice to Lender and the execution of any amendments to the Financing Agreements which are necessary in Lender’s good faith opinion to reflect such occurrence), or (d) agree to do any of the foregoing (unless such agreement is conditioned on receipt of Lender’s prior written approval).

     9.8 Encumbrances. Borrower shall not create, incur, assume or suffer to exist any Lien of any nature whatsoever on the Collateral, except: (a) Liens in favor of Lender; (b) Liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory Liens (other than Liens securing the payment of taxes) arising in the ordinary course of Borrower’s business to the extent: (i) such Liens secure Indebtedness which is not overdue or (ii) such Liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; and (d) Liens in favor of depository institutions solely with respect to deposit accounts at such depository institutions, other than with respect to the Blocked Accounts; and (e) the Liens set forth on Schedule 8.4 hereto.

     9.9 Indebtedness. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or Indebtedness, except: (a) the Obligations; (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrower, and with respect to which adequate reserves have been set aside on its books in accordance with GAAP; (c) purchase money Indebtedness (including capital leases) to the extent not incurred or secured by Liens (including capital leases) in violation of any other provision of this Agreement not to exceed $5,000,000; (d) additional Indebtedness of Borrower in an aggregate amount not to exceed $15,000,000 outstanding at any time; (e) Indebtedness pursuant to Industrial Development Bonds (as defined in the Code) not to exceed $5,000,000 in aggregate; (f) Indebtedness of Borrower in respect of the Senior Secured Notes or any refinancing thereof (with any such refinancing expressly being permitted by this Agreement); provided, that the aggregate gross proceeds thereof do not exceed $120,000,000; (g) preferred stock of Borrower which is not redeemable while any Obligations are outstanding (other than indemnity obligations under this Agreement); and (h), the Indebtedness set forth on Schedule 9.9 hereto; provided, that, (i) except as permitted by Section 9.14, Borrower may only make regularly scheduled payments of principal and interest in respect of such Indebtedness permitted by clauses (c), (d), (e), (f), and (g) and in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, and (ii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof in a manner which would affect Borrower’s ability to perform its obligations under the Financing Agreements, or (B) except as permitted by Section 9.14, redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose in advance of the scheduled payment dates of such Indebtedness. Borrower shall furnish to Lender all notices of default or demands following default in connection with any Indebtedness owed to a Person other than Lender in excess of $100,000 either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

     9.10 Revolving Loans, Investments, Guarantees, Etc. Borrower shall not, directly or indirectly, make any loans or advance money or property to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or Indebtedness or all or a substantial part of the assets or property of any Person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the Indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) the endorsement of instruments for collection or deposit in the ordinary course of business; (b) loans to scrap vendors in the ordinary course of Borrower’s business not to exceed $1,000,000 outstanding in aggregate at any one time; (c) investments in: (i) short-term direct obligations of the United States Government, (ii) negotiable certificates of deposit issued by any bank satisfactory to Lender, payable to the order of Borrower or to bearer and delivered to Lender, (iii) commercial paper rated A1 or P1, (iv) deposit and checking accounts with FDIC insured financial institutions, (v) money market funds, and (vi) other short term interest bearing investments approved by Lender in good faith; (d) non-cash investments in another Person to the extent made through the contribution, sale, or leasing of Borrower’s property not constituting Collateral or with Borrower’s common stock to the extent it does not constitute a Change of Control; (e) loans to or investments in Non-Recourse Subsidiaries upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm’s length transaction with an unaffiliated Person and so long as after giving effect to any such loan or investment, (i) Excess Availability and the 30 Day Average Excess Availability shall be not less than $30,000,000 if measured as of the Closing Date through September 30, 2001 and $20,000,000 at any time thereafter and (ii) no Event of Default shall exist; (f) inter-company loans or advances among the Borrower and its Recourse Subsidiaries in the ordinary course of Borrower’s business; (g) the loans, advances and guarantees set forth on Schedule 9.10 hereto; provided, that, as to such loans, advances and guarantees, (i) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto in a manner which would affect Borrower’s ability to perform its obligations under the Financing Agreements, or (B) as to such guarantees, except as required by the terms of such guarantees in effect on the Closing Date, redeem, retire, defease, purchase or otherwise acquire the obligations arising pursuant to such guarantees, or set aside or otherwise deposit or invest any sums for such purpose, and (ii) Borrower shall furnish to Lender all notices of default or demands following default in connection with such loans, advances or guarantees or other Indebtedness subject to such guarantees either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be; and (h) other loans, advances, investments, and stock or indebtedness purchases as permitted by Section 9.14.

     9.11 Dividends. Borrower shall not, directly or indirectly, declare or pay any dividend on account of any shares of class of preferred stock of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing unless after giving effect to the dividend as of its declaration date, (a) Excess Availability and the 30 Day Average Excess Availability shall be not less than $20,000,000, (b) no Event of Default shall exist after giving effect to the transactions contemplated herein and such declaration and (c) the aggregate amount of all such dividends does not exceed $3,000,000 per year.

     9.12 Transactions with Affiliates. Borrower shall not, directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, or enter into any other transaction whatsoever with, any officer, director, agent or other Person affiliated with Borrower (including, without limitation, any Non-Recourse Subsidiary), except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm’s length transaction with an unaffiliated Person or (b) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or other Person affiliated with Borrower except reasonable compensation to officers, employees and directors (or affiliates of any directors) for services rendered to Borrower in the ordinary course of business.

     9.13 Additional Bank Accounts. Borrower shall not, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 8.10 hereto, except: (a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Lender and subject to such conditions thereto as Lender may establish, (b) as to any accounts used by Borrower to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Lender, and (c) investment accounts containing Borrower’s excess working capital funds which are not otherwise required to be remitted to Lender under this Agreement, written notice of which shall be provided to Lender.

     9.14 Extraordinary Transactions. Borrower shall not directly or indirectly, redeem, retire, defease, purchase or otherwise acquire any bonds or shares of any class of capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or purchase all or substantially all of the capital stock or assets of any Person or agree to do any of the foregoing (each, an “Extraordinary Transaction”), unless; after giving effect to any such Extraordinary Transaction and the use of proceeds thereof, (a) Excess Availability and the 30 Day Average Excess Availability shall be not less than $30,000,000 if measured as of the Closing Date through September 30, 2001 and $20,000,000 at any time thereafter, (b) no Event of Default shall exist and (c) with respect to the acquisition of all or substantially all of the capital stock or assets of another Person, the acquired Person or purchaser of the assets, as the case may be, shall either be a (i) Non-Recourse Subsidiary, or (ii) acquired in a Permitted Recourse Subsidiary Acquisition.

     9.15 Adjusted Net Worth. Borrower shall maintain Adjusted Net Worth of not less than the amounts set forth below as of the end of each Borrower’s fiscal quarters, provided, however, that for purposes of this Section, extraordinary non-cash gains or losses taken in accordance with GAAP shall be excluded from the calculation of Adjusted Net Worth:

Period	Minimum Adjusted Net Worth
Closing Date through September 30, 2001	$59,000,000
October 1, 2001 through March 31, 2002	$47,000,000

April 1, 2002 through September 30, 2002	$41,000,000
Each six month period thereafter	The minimum Adjusted Net Worth
required for the immediately preceding
period, plus one-half of Borrower’s net
earnings for such six month period

The foregoing covenant shall not be applicable on any day in which (i) no Event of Default has occurred or is continuing and (ii) Excess Availability is greater than $20,000,000; provided, however, that if at anytime Borrower fails to maintain the requisite Adjusted Net Worth on a day in which such amount is tested the resulting Event of Default shall continue until waived in writing by Lender and shall not be cured by Borrower’s ability to achieve the levels of Excess Availability set forth above.

     9.16 Compliance with ERISA.

     (a) Borrower shall not with respect to any “employee benefit plans” maintained by Borrower or any of its ERISA Affiliates: (i) terminate any of such employee benefit plans so as to incur any liability greater than $500,000 to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA, (iii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (vi) incur any withdrawal liability with respect to any multiemployer pension plan greater than $500,000.

     (b) As used in this Section 9.16, the terms “employee benefit plans”, “accumulated funding deficiency” and “reportable event” shall have the respective meanings assigned to them in ERISA, and the term “prohibited transaction” shall have the meaning assigned to it in Section 4975 of the Code and ERISA.

     9.17 Costs and Expenses. Borrower shall pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all insurance premiums, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender’s customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and Liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower’s operations, plus, after the occurrence of an Event of Default, a per diem charge at the rate of $750.00 per Person per day for Lender’s examiners in the field and office; and (h) the fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

     9.18 Lessor Waivers. Following the date hereof, Borrower shall use its reasonable efforts to obtain all consents, waivers, acknowledgments, and other agreements from Borrower’s landlords in Leetsdale, Pennsylvania and Catoosa, Oklahoma which Lender may deem necessary or desirable in order to permit, protect, and perfect its security interest and other Liens upon any Collateral located in Borrower’s facilities in such locations, including acknowledgments by such lessors of Lender’s security interest in the Collateral, waivers by such lessors of any Liens which such lessors may have on such Collateral, and agreements permitting Lender access to the Borrower’s premises in such locations to exercise Lender’s rights and remedies and otherwise deal with the Collateral. Until Borrower obtains such consents, waivers, acknowledgments, and other agreements, any Inventory located in Borrower’s Leetsdale or Catoosa facilities shall remain excluded from Eligible Inventory.

     9.19 Blocked Account Agreement. Within thirty (30) days following the Closing Date, Borrower shall deliver an agreement, in form and substance reasonably acceptable to Lender, regarding Borrower’s Blocked Accounts as provided in Subsection 6.3(a), duly executed by such bank as is reasonably acceptable to Lender.

     9.20 Further Assurances. At the request of Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Revolving Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Revolving Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender.

SECTION 10.   EVENTS OF DEFAULT AND REMEDIES

     10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

     (a) Borrower (i) fails to make any principal or interest payment when due on the Revolving Loans, (ii) fails to pay when due any of the other Obligations and such failure is not cured within five (5) Business Days, (iii) fails to perform any of the terms, covenants, conditions or provisions contained in Section 9.7, 9.11 or 9.15, (iv) fails to perform any of the terms, covenants, conditions or provisions contained in Sections 9.1, 9.2, 9.3, 9.4, 9.5, 9.6 or 9.16 and such failure is not cured within fifteen (15) days following the earlier to occur of (A) receipt of written notice from Lender of such failure to perform, or (B) Borrower having actual knowledge of such failure to perform, or (v) fails to perform any of the other terms, covenants, or agreements contained in this Agreement and such failure is not cured within twenty (20) days following the earlier to occur of (A) receipt of written notice from Lender of such failure to perform, or (B) Borrower having actual knowledge of such failure to perform;

     (b) any representation, warranty or statement of fact made by Borrower to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule or other written document shall when made or deemed made be false or misleading in any material respect;

     (c) any Obligor revokes, terminates or fails in any material respect to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender;

     (d) any judgment for the payment of money is rendered against Borrower or any Obligor in excess of $2,000,000 in any one case or in excess of $5,000,000 in the aggregate, in each case net of any applicable insurance proceeds, and shall not be appealed, discharged or vacated within thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of their assets and such judgment other than for the payment of money, injunction, attachment, garnishment or execution would reasonably be expected to have a Material Adverse Effect;

     (e) any Obligor (being a natural Person or a general partner of an Obligor which is a partnership) dies or Borrower or any Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

     (f) Borrower or any Obligor ceases to be solvent (as represented by Borrower in Section 8.12), admits in writing its inability to pay its debts as they become due, makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

     (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

     (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or for all or any part of its property; or

     (i) any default by Borrower or any Obligor under any agreement, document or instrument relating to any Indebtedness for borrowed money owing to any Person other than Lender, or any capitalized lease obligations, contingent Indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any Person other than Lender, in any case in an amount in excess of $5,000,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Borrower or any Obligor under any contract, lease, license or other obligation to any Person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto and which default can reasonably be expected to have a Material Adverse Effect;

     (j) there shall have occurred a Change of Control;

     (k) the indictment of Borrower or any Obligor under any criminal statute, or commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or such Obligor which may have a Material Adverse Effect; or

     (l) there shall be an event of default by Borrower or any Obligor under any of the other Financing Agreements which is not cured within any applicable cure period thereunder.

     10.2 Remedies.

     (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

     (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Subsections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower’s expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

     (c) At any time an Event of Default has occurred and is continuing, Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including reasonable attorneys’ fees and legal expenses.

     (d) Without limiting the foregoing, upon the occurrence and during the continuance of an Event of Default, Lender may, at its option, without notice, (i) cease making Revolving Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Revolving Loans and Letter of Credit Accommodations available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Revolving Loans or Letter of Credit Accommodations to be made by Lender to Borrower.

SECTION 11.   JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS;GOVERNING
LAW

     11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

     (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Texas (without giving effect to principles of conflicts of law).

     (b) Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the State of Texas and the United States District Court for the Northern District of Texas and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its Collateral).

     (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Lender’s option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Lender against Borrower for the amount of the claim and other relief requested.

     (d) BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     (e) Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

     11.2 Waiver of Notices. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

     11.3 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender, and as to amendments, as also signed by an authorized officer of Borrower. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

     11.4 Waiver of Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

     11.5 Indemnification. BORROWER SHALL INDEMNIFY AND HOLD LENDER, AND ITS DIRECTORS, AGENTS, EMPLOYEES AND COUNSEL, HARMLESS FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES, COSTS OR EXPENSES IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY OF THEM IN CONNECTION WITH ANY LITIGATION, INVESTIGATION, CLAIM OR PROCEEDING COMMENCED OR THREATENED RELATED TO THE NEGOTIATION, PREPARATION, EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE OR ADMINISTRATION OF THIS AGREEMENT, ANY OTHER FINANCING AGREEMENTS, OR ANY UNDERTAKING OR PROCEEDING RELATED TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY ACT, OMISSION, EVENT OR TRANSACTION RELATED OR ATTENDANT THERETO, INCLUDING AMOUNTS PAID IN SETTLEMENT, COURT COSTS, AND THE FEES AND EXPENSES OF COUNSEL. TO THE EXTENT THAT THE UNDERTAKING TO INDEMNIFY, PAY AND HOLD HARMLESS SET FORTH IN THIS SECTION MAY BE UNENFORCEABLE BECAUSE IT VIOLATES ANY LAW OR PUBLIC POLICY, BORROWER SHALL PAY THE MAXIMUM PORTION WHICH IT IS PERMITTED TO PAY UNDER APPLICABLE LAW TO LENDER IN SATISFACTION OF INDEMNIFIED MATTERS UNDER THIS SECTION. THE FOREGOING INDEMNITY SHALL SURVIVE THE PAYMENT OF THE OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

SECTION 12.   TERM OF AGREEMENT; MISCELLANEOUS

     12.1 Term.

     (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date five (5) years from the date hereof (the “Termination Date”), unless sooner terminated pursuant to the terms hereof. Borrower, upon payment of any termination fee due pursuant to clause (c) of this Section 12.1, may terminate this Agreement and the other Financing Agreements prior to the Termination Date by giving to the other party at least sixty (60) days prior written nonbinding notice and three days prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination of the Financing Agreements, Borrower shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including attorneys’ fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 12:00 noon, Central Standard Time.

     (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Lender’s continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid (excluding any then unasserted contingent indemnity Obligations).

     (c) If for any reason this Agreement is terminated prior to the end of the then current term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender’s lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

	Amount	Period
(i)	1.000% of Initial Maximum Credit	From the date hereof to and including April 17, 2002
(ii)	0.500% of Initial Maximum Credit	From April 18, 2002 to and including April 17, 2003
(iii)	0.250% of Initial Maximum Credit	From April 18, 2003 to and including April 17, 2004
(iv)	0.125% of Initial Maximum Credit	From April 18, 2004 to and including April 17, 2006
(v)	0.000% of Initial Maximum Credit	From and after April 18, 2006

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Subsections 10.1(g) and 10.1(h) hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to Borrower or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations. The early termination fee otherwise payable pursuant to this Section 12.1 shall not be applicable if this Agreement is terminated and all Obligations to Lender are satisfied with the proceeds of, and contemporaneously with the closing of, either a credit facility led or provided solely by First Union National Bank (or its successor) or the sale of equity interests in, or debt obligations of, Borrower and, in any such circumstance, at the time of such termination and satisfaction no Event of Default has occurred and is continuing.

     (d) Without terminating this Agreement, Borrower may, at any time, permanently reduce the Maximum Credit by written irrevocable notice to Lender setting forth the amount of the reduction (such reductions shall be no more than $15,000,000 in the aggregate) and the effective date thereof. Any such reduction of the Maximum Credit shall automatically and contemporaneously reduce the $35,000,000 Inventory sublimit in clause (ii) of Subsection 2.1(a) by seventy percent (70%) and the $40,000,000 amount in Section 3.4 by eighty percent (80%) of the reduction in the Maximum Credit.

     12.2 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrower at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

     12.3 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

     12.4 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Revolving Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other Person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were Lender hereunder, except as otherwise provided by the terms of such assignment or participation; provided, however, (i) in the event that Lender desires to make a partial assignment hereunder, Borrower and Lender shall negotiate in good faith to amend this Agreement to include customary agency and voting provisions; (ii) Borrower shall not be obligated to pay any additional costs or expenses to such assignee or participant in connection with such transaction or this Agreement; (iii) Lender shall not assign all of its rights and delegate all of its obligations under this Agreement and the other Financing Agreements, without Borrower’s consent (which shall not be unreasonably withheld or delayed beyond one week after Lender’s request thereof); provided, however, Borrower’s consent shall not be required (a) in connection with any assignment to any affiliate of Lender, (b) in connection with a sale of all or a portion of Lender’s loan portfolio, or (c) following the occurrence and during the continuance of an Event of Default; and (iv) with respect to any participations sold by Lender (x) the Lender’s obligations under this Agreement shall remain unchanged, (y) the Lender shall remain solely responsible to the Borrower for the performance of Lender’s obligations hereunder, and (z) Borrower shall continue to deal directly with Lender in connection with the Lender’s rights and obligations under this Agreement.

     12.5 Confidentiality.

     (a) Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by or on behalf of Borrower or any Obligor pursuant to this Agreement, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which Lender is a party, (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 12.5, or (v) to counsel for Lender or any participant or assignee (or prospective participant or assignee).

     (b) In no event shall this Section 12.5 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower or any third party without breach of this Section 12.5 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Lender on a non-confidential basis from a Person other than Borrower, (iii) require Lender to return any materials furnished by Borrower to Lender or (iv) prevent Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Lender under this Section 12.5 shall supersede and replace the obligations of Lender under any confidentiality letter signed prior to the date hereof.

     12.6 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede and replace that certain Amended and Restated Credit Agreement among the Parent and the Chase Manhattan Bank, as administrative agent, dated May 22, 1998 and the other Loan Documents (as defined therein) in their entirety and all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

     12.7 NONAPPLICABILITY OF ARTICLE 5069-15.01 ET SEQ. BORROWER AND LENDER HEREBY AGREE THAT, EXCEPT FOR SECTION 15.10(B) THEREOF, THE PROVISIONS OF TEX. REV. CIV. STAT. ANN. ART. 5069-15.01 ET SEQ. (VERNON 1987) (REGULATING CERTAIN REVOLVING\ CREDIT LOANS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS.

     12.8 WAIVER OF CONSUMER RIGHTS. BORROWER HEREBY WAIVES ALL PROVISIONS OF THE DECEPTIVE TRADE PRACTICES — CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMER SPECIAL RIGHTS AND PROTECTIONS, OTHER THAN SECTION 17.555 THEREOF PERTAINING TO CONTRIBUTION AND INDEMNITY, AND EXPRESSLY WARRANTS AND REPRESENTS THAT BORROWER (A) HAS ASSETS OF $25,000,000 OR MORE, (B) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE BORROWER TO EVALUATE THE MERITS AND RISKS OF THIS TRANSACTION, (C) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO LENDER, AND (D) HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. AFTER CONSULTING WITH AN ATTORNEY OF ITS OWN SELECTION, BORROWER VOLUNTARILY CONSENTS TO THE FOREGOING WAIVER.

     12.9 ORAL AGREEMENTS INEFFECTIVE. THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     12.10 Limitation on Enforceability. Notwithstanding any provisions to the contrary in Section 4.1(a), Section 7, Section 8, or Section 9.20 of this Agreement, Lender acknowledges that (a) no filings to perfect Lender’s security interest in the Collateral will be made in the U.S. Patent and Trademark Office, (b) no control agreements will be entered into with respect to Borrower’s securities, investment property, and securities accounts, (c) with the exception of the Blocked Accounts, no assignments, notifications to depositary institutions, or other steps will be made, given, or taken with respect to Borrower’s deposit and similar accounts, and (d) Borrower will not deliver any letters of credit to Lender which are received by Borrower from its customers unless such letter of credit is for an amount in excess of $100,000. No inaction permitted by this Section shall constitute a breach of any covenant, term, or provision of Section 4.1(a), Section 7, Section 8, or Section 9.20 of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.

LENDER	BORROWER
CONGRESS FINANCIAL	BAYOU STEEL CORPORATION
CORPORATION
(Southwest)

By: ——————————————————	By: ——————————————————

Title: ——————————————————	Title: ——————————————————

Address:	BAYOU STEEL CORPORATION
(TENNESSEE)
1201 Main Street, Suite 1625
Dallas, Texas 75202 Facsimile No.: (214) 748-9118	By: ——————————————————
Title: ——————————————————

Chief Executive Office:
Street Address:
138 Highway 3217
LaPlace, Louisiana 70069

Mailing Address:
P.O. Box 5000
LaPlace, Louisiana 70068
Facsimile No.: (504) 652-0472

Page 75

     DTPA Waiver. The undersigned, legal counsel to Borrower, executes this Agreement solely to acknowledge the waiver of the Texas Deceptive Trade Practices – Consumer Protection Act contained in Section 12.8 of this Agreement.

Borrower’s Counsel: JONES, WALKER, WAECHTER, POITEVENT, CARRERE & DENEGRE, L.L.P. By: ——————————————

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